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                                                                      EXHIBIT 11



                         SATCON TECHNOLOGY CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

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                                                                       FOR NINE MONTHS ENDED
                                                                 -----------------------------------
                                                                   JUNE 30, 1997     JUNE 30, 1996
                                                                 ---------------    ----------------
Calculation of Shares:
     Weighted Average Shares Outstanding........................       7,701,827           7,263,900
     Net Shares Outstanding from Assumed Exercise of
       stock options............................................               -                   -
     Net Warrants Outstanding from Assumed Exercise
       of Warrants..............................................               -                   -
                                                                 ---------------    ----------------
     Net Common Stock Equivalents Outstanding...................               -                   -
                                                                 ---------------    ----------------
     Weighted Average Shares - Basic............................       7,701,827           7,263,900
                                                                 ---------------    ----------------
     Additional Shares Assumed Exercised with Full
       Dilution - Options.......................................               -                   -
     Additional Shares Assumes Exercised with Full
       Dilution - Warrants......................................               -                   -
                                                                 ---------------    ----------------
     Weighted Average Shares - Fully Diluted....................       7,701,827           7,263,900
                                                                 ===============    ================

Calculation of Earnings per Share:
     Net Income.................................................     $(1,298,498)         $ (798,994)
     Basic Earnings per Share...................................     $     (0.17)         $    (0.11)
     Fully Diluted Earnings per Share...........................     $     (0.17)         $    (0.11)
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